UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2006

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ICO, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-10068 (Commission File Number)	76-0566682 (I.R.S. Employer Identification No.)

1811 Bering, Suite 200
Houston, Texas 77057
(Address of principal executive offices and zip code)

(713) 351-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

During a conference call with investors on December 6, 2006, A. John Knapp, Jr., the President and Chief Executive Officer of ICO, Inc. (the “Company”), and Jon C. Biro, the Company’s Chief Financial Officer and Treasurer, made certain statements that may be of interest to investors, addressing the following topics.

Year-Over-Year Comparison: Q4 Fiscal Year 2006 vs. Q4 Fiscal Year 2005

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Fourth quarter (Q4) fiscal year 2006 revenues of $87.2 million were a record for the Company. The year-over-year increase from the Q4 fiscal year 2005 revenues of $16.0 million or 22% and was caused by higher average selling prices and volume growth. Operating income for the fourth quarter of fiscal year 2006 improved 120% or $3.0 million to $5.5 million, when compared with the fourth quarter of the prior year. This increase was a result of the growth in volumes sold of 9% and stronger feedstock margins (defined as the difference between product selling prices and raw material costs). As has been the case throughout fiscal year 2006, we continued to benefit from the operating leverage in the business. Our North American operations and, in particular, our Bayshore Industrial operation, experienced the majority of the volume growth.

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Despite the improvement in operating income, our gross margins of 18.4% were down slightly from a year ago primarily a result of the effect of higher selling prices on revenues. Thus even though our gross profit per metric ton went up, gross margins went down due to the gross-up effect of higher revenues per metric ton. Furthermore, the usual slowdown due to the European holidays in August also hurt margins.

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Income from continuing operations was $3.3 million, an increase of $0.7 million or 27% from the prior year. This was a result of the improvement in operating income somewhat offset by an increase in income tax expense from a benefit of $0.8 million in Q4 of fiscal year 2005 to expense of $1.5 million in Q4 of fiscal year 2006. In fiscal year 2005, the benefit was primarily a result of the utilization of previously reserved net operating loss tax assets. The improvement in operating income is generally attributable to a gain in new business and new customers, and increasing business with existing customers.

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Loss from discontinued operations was $1.4 million during the fourth quarter of fiscal year 2006 as a result of the previously announced settlement of indemnity claims asserted by National Oilwell Varco, Inc. for $7.5 million, which resulted in a charge to discontinued operations of $2.1 million ($1.4 million after tax). Net income was $1.9 million, and earnings per share from continuing operations was 10 cents per share fully diluted.

•	Looking at the business units, in terms of profitability, all of our business units improved significantly compared to last year, except Australasia, and corporate expenses declined.

Sequential Comparison: Q4 Fiscal Year 2006 vs. Q3 Fiscal Year 2006

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Compared to third quarter results, our operating income was down modestly in the fourth quarter. Our revenues increased $4.8 million or 6%, primarily as a result of higher resin prices and impact from a change in product mix. In the fourth quarter of fiscal year 2006, volumes increased 1% from Q3, and volume growth was most notable in the Company’s Australasian operations.

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Despite the fact that our fourth quarter is always impacted by the slow down due to the holiday season in Europe, our gross profit declined only $.1 million due to improved results in Australasia and continued strong results in our Bayshore Industrial division. As a result of the higher product sales revenues, caused in large part by higher prices, as well as change in product mix, gross margins declined from 19.5% to 18.4%. Although gross margins were down 1.1% on revenues, gross profit only declined $0.1 million, and this was due to the gross-up effect of higher product sales prices per metric ton. As a result of the gross profit decline and a $0.3 million sales, general and administrative (“SG&A”) increase, operating income fell $0.4 million.

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Our Australasian business segment reported improvement in earnings of 110% sequentially. Bayshore Industrial and our Brazilian segments also reported sequential growth in earnings. ICO Polymers North America’s profitability fell during the fourth quarter; however, the third quarter for ICO Polymers North America was very strong.

Outlook

During the first quarter of fiscal year 2007 (quarter ending December 31, 2006), resin prices have been falling and, as a result, we have noticed some weakness in customer demand as some customers have chosen to draw down their inventory positions. Furthermore, we can expect the usual December slowdown for the holidays. Our expectation, however, is that in January resin prices should firm up and perhaps begin rising from December lows. If this scenario were to occur, we would expect to experience stronger demand in the second quarter of fiscal year 2007 (quarter ending March 31, 2007), compared to the first quarter.

Balance Sheet: Q4 Fiscal Year 2006

Our cash increased $10.4 million during the fourth quarter due to cash generated by operations as well as a dividend from our European subsidiaries of $6.4 million. We recognized tax expense of $0.3 million or 1 cent per share due to declaring the dividend from our European operations. Working capital, excluding cash and debt classified as a current liability, increased $0.7 million during the quarter to $62.0 million. This increase in working capital was mostly due to an increase in accounts receivable and an increase in inventory, partially offset by an increase in accounts payable. The Company generated free cash flow from continuing operations of approximately $3.2 million during the fourth quarter, which is good considering the increase in working capital. Stockholders’ equity increased during the quarter, to $91.7 million as of September 30, 2006, due to the net income we generated and stronger foreign currencies. We ended the fourth quarter with total debt of $43.5 million. Capital expenditures were $1.1 million during the fourth quarter of fiscal year 2006, and were $8.1 million in the aggregate for fiscal year 2006.

Financial Statement Impact of Preferred Stock Repurchases

At this point the Company has not yet determined how the repurchase in November 2006 of 84.8% of its $6.75 convertible exchangeable preferred stock (“Preferred Stock”) (for a total consideration of $28.4 million) will be reflected in its fiscal year 2007 financial statements. The price paid for the Preferred Stock that has been repurchased was about $5.8 million less than the liquidation value, inclusive of accrued and unpaid dividends, of the shares that were repurchased. Prior to the repurchases, the Preferred Stock dividends impacted earnings applicable to common stock by approximately $544,000 per quarter. Following the repurchases, the obligation to pay dividends on the Preferred Stock that remains outstanding at this time will impact on earnings applicable to common stock by approximately $80,000 per quarter. The unpaid dividends that are in arrears on the Preferred Stock that remains outstanding aggregate to approximately $1.2 million.

As a result of the financing of the repurchases of 84.8% of the Preferred Stock the Company’s interest expense, net of taxes, will increase by approximately $1.0 million annually, in exchange for the reduction in annual Preferred Stock dividends of approximately $1.9 million.

Resin Prices and Inventory

Resin constitutes a substantial portion of the Company’s inventory, and money paid for resin purchases constitutes a substantial portion of the Company’s cost of product sales. Currently resin prices, and consequently cost of product sales, have been falling rather dramatically, particularly in North America, possibly due to the absence of hurricanes in the Gulf of Mexico. To date the Company’s management team, across the globe, has managed through previous rises and this recent fall in resin prices quite effectively. While the Company has recently faced headwinds in both softening of demand as customers delay marginal purchases in the hopes of buying at lower prices, and some margin erosion as the Company sells off higher cost inventory, our business has held up well, which we credit to competent execution.

In response to an investor’s question seeking clarification regarding the effect of rising resin prices on customer demand, Mr. Knapp explained: As resin prices rise, there is often enhanced customer demand; and conversely, as resin prices are falling, demand sometimes decreases because customers postpone purchases in hope of yet lower prices. Looking back at fiscal year 2006, in the U.S. markets: In the last two months of calendar 2006, following the hurricanes in the Gulf of Mexico, resin prices increased and customer demand increased. In December 2005, resin prices fell, and in mid-January 2006, demand and prices recovered.

Additional Notes

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For most of the year, the combination of start up costs and market turmoil created some challenges for the Company’s Brisbane, Australia facility, which opened in early 2006. However, the returns on the Brisbane investment are now quite satisfactory.

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Bayshore Industrial’s new compounding facility began operation in September 2006, on budget and almost on schedule. With this new capacity, Bayshore maintains its position as one of the largest compounding facilities in North America, by volume. Production capacity related to Bayshore’s new facility depends on product mix, but is generally expected to increase Bayshore’s production capacity by about 10%.

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The Company’s product development areas of focus include developing polymers for use in the production of oil and gas. During fiscal year 2006, the Company’s sales of polymers and polymer processing services to the oilfield grew 150%, currently representing 2% to 3% of the Company’s global revenues, primarily in the Company’s ICO Polymers North America Division, and also Europe. The oilfield products processed by the Company are generally proprietary to its customers. Generally speaking, polymers are used in the oilfield business in well cements, drilling fluids, and for fracturing wells (including use as propants).

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The Company’s product development areas of focus also include polymers used in manufacturing fuel tanks, including tanks for agricultural equipment and fuel storage. Customers manufacturing fuel tanks are quality conscious and a good fit for the Company.

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The Company’s new facility in Dubai should commence production in early calendar 2007. While the Dubai operation will initially focus production and sales to the water tank market in the region, which has historically been served by the Company’s Malaysian operation, management believes the Company’s presence in the region also represents potential to manufacture for oilfield applications in the region.

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As previously reported, the Company is spending approximately $1.5 million for a capital expansion in its Malaysian plant involving the installation of new equipment and manufacturing lines to significantly expand its Malaysian capacity. The new equipment and lines should be operational in the summer of 2007.

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In response to an investor’s question about the Company’s plans in regard to the Chinese market, Mr. Knapp said that the Company is currently shipping to customers in China from its Malaysian plant, and that while the Company does not rule out direct expansion to China over the long-term, during the course of fiscal year 2007 the Company is focusing on making its Malaysian expansion a success.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO, INC.

Date: December 6, 2006	By:	/s/ Jon C. Biro
	Name:	Jon C. Biro
	Title:	Chief Financial Officer and
Treasurer